UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
December 16, 2005
Date of Report (Date of earliest event reported)
STARBUCKS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2401 Utah Avenue South
Seattle, Washington 98134
(Address of principal executive offices) (Zip Code)
(206) 447-1575
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 16, 2005, Starbucks Corporation (the “Company”) entered into an amended and restated employment agreement (the “Amended Agreement”) with Howard Behar, a former executive and a current member of the Board of Directors of the Company. The Amended Agreement amends and restates Mr. Behar’s employment agreement dated May 6, 2003 (the “Prior Agreement”). The Amended Agreement is filed with this report as Exhibit 10.1, and the material terms and conditions of the Amended Agreement are described below.
Duties
     Under the Amended Agreement, Mr. Behar will continue to provide reasonable advisory services from time to time on an “as needed” basis to the president and chief executive officer of the Company (or his or her designee) through October 31, 2010 (the “Term”).
Payment of Deferred Compensation
     The Prior Agreement provided for payment of $1,800,000 in deferred compensation in specified installments, of which the Company has paid approximately $700,000 through December 2, 2005. The Amended Agreement terminated that deferred compensation arrangement and provides that the Company will pay to Mr. Behar the unpaid balance of the deferred compensation (approximately $1,100,000), less regular wage withholding, as soon as administratively practicable but in no event later than December 31, 2005.
Base Salary
     During the Term, Mr. Behar will be paid a salary that annualizes to $25,000. In the event that Mr. Behar dies before the end of the Term, the Company will pay, or cause an insurer to pay, to Mr. Behar’s surviving spouse (or to his estate if his spouse does not survive him) a single sum amount equal to the unpaid base salary Mr. Behar would have received through the Term.
Bonus
     Mr. Behar remains ineligible for any type of cash bonus.
Equity Awards
     Through the remainder of the Term while Mr. Behar remains employed by the Company, Mr. Behar will receive an annual Award (as defined in the Company’s 2005 Long-Term Equity Incentive Plan (the “Omnibus Plan”) and the 2005 Key Employee Sub-Plan (the “Key Employee Plan”)) under the terms of the Omnibus Plan and the Key Employee Plan made at the same time as the annual grant of Awards under the Key Employee Plan. Each such Award will have a fair value equal to $105,000 (rounded to the nearest whole share of stock or other Award increment) on the grant date, calculated in accordance with the methodology used for valuing the Award by the Compensation and Management Development Committee of the Company’s Board of Directors. If the Award is in the form of stock options, its exercise price will equal the fair market value of the Company’s common stock on the grant date. Assuming Mr. Behar’s continued employment by the Company, each Award will fully vest one year after the date of grant. All other terms of the Award will be consistent with the standard form of grant agreement under the Key Employee Plan as in effect on the date of grant, except that if the Award is subject to vesting, the vesting of the Award will not be accelerated upon Mr. Behar’s “Retirement”, as that term is defined in the Omnibus and Key Employee Plans. During the Term, Mr. Behar will be considered an employee director of the Company and therefore ineligible to receive any compensation for his service as a director.
Benefits
     Mr. Behar will continue to be eligible for employee benefits in accordance with the terms of the Company’s medical, dental, vision and 401(k) plans. Mr. Behar also will be eligible for basic life insurance coverage and short-term and long-term disability coverage, all of which coverages will be determined in accordance with his base salary, and the terms of the governing plans.
Expenses and Administrative Support
     The Company will reimburse Mr. Behar for all reasonable and customary expenses incurred by him in performing his duties, including, but not limited to, reasonable travel expenses. To assist Mr. Behar in his advisory role, the Company will continue to provide an office, computer, cell phone and administrative and secretarial assistance as Mr. Behar reasonably requires. In addition, Mr. Behar will continue to have access to the Company’s corporate offices and parking garage at the regular parking fee.
Termination
     The Company may terminate the Amended Agreement prior to October 31, 2010 if Mr. Behar is unable to perform his duties because of physical or mental disability. The Company also may terminate the Amended Agreement prior to October 31, 2010 “for cause” to include, without limitation, Mr. Behar’s unreasonable refusal to perform his duties or any violation of the Company’s Standards of Business Conduct.
     Mr. Behar may terminate the Amended Agreement before October 31, 2010 by providing the Company with notice of his resignation. In the event Mr. Behar resigns, the Company will pay his base salary through the end of the workweek in which it receives his notice of resignation and Mr. Behar will not be entitled to any further compensation or benefits as an employee except as is provided to a retiree generally.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement dated December 16, 2005 between Starbucks Corporation and Howard Behar.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION
Dated: December 19, 2005	By:	/s/ Michael Casey
Michael Casey
executive vice president, chief financial officer and chief administrative officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement dated December 16, 2005 between Starbucks Corporation and Howard Behar.